News Release
Contact: Paul Goodson, Associate Vice President, Investor Relations
858.848.3312
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Third Quarter 2011 Results
SAN DIEGO, CA. (November 1, 2011) - Bridgepoint Education, Inc. (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three and nine months ended September 30, 2011.
Highlights for the third quarter ended September 30, 2011, are as follows:

•	Total student enrollment at period end was 90,597.

•	Revenue increased to $242.8 million from $190.9 million for the same period in 2010.

•	Operating income increased to $69.8 million from $62.4 million for the same period in 2010.

•	Net income was $43.8 million compared with net income of $36.1 million for the same period in 2010.

•	Fully diluted earnings per common share was $0.78 compared with $0.61 for the same period in 2010.

•	Repurchased 1.7 million shares under the existing share repurchase authorization.
“Bridgepoint's commitment to offer a high quality education and enhance the student experience through innovation increasingly is differentiating our institutions. Together with our ongoing quality initiatives, this commitment has helped improve our student persistence during the third quarter,” said Andrew Clark, Chief Executive Officer of Bridgepoint Education.
Student Enrollment
Total student enrollment at the Company's academic institutions, Ashford University and University of the Rockies, increased to 90,597 students at September 30, 2011, compared with 77,179 students at the end of the third quarter of 2010.
Combined new student enrollments for the third quarter of 2011 at Bridgepoint Education's academic institutions were approximately 22,000 compared with combined new student enrollments of approximately 24,000 for the third quarter of 2010.
Financial Results
Revenue for the third quarter of 2011 was $242.8 million compared with revenue of $190.9 million for the third quarter of 2010. Revenue for the nine months ended September 30, 2011, was $712.1 million compared with revenue of $520.8 million for the same period in 2010.
Operating income for the third quarter of 2011 was $69.8 million compared with operating income of $62.4 million for the third quarter of 2010. Operating income for the nine months ended September 30, 2011, was $238.4 million compared with operating income of $171.7 million for the same period in 2010.
Net income for the third quarter of 2011 was $43.8 million compared with net income of $36.1 million for the third quarter of 2010. Net income for the nine months ended September 30, 2011, was $149.9 million compared with net income of $101.2 million for the same period in 2010.
Fully diluted earnings per common share for the third quarter of 2011 was $0.78 compared with fully diluted earnings per common share of $0.61 for the third quarter of 2010. The shares repurchased in the third quarter of 2011 resulted in a $0.01 increase in fully diluted earnings per common share in the third quarter of 2011. Fully diluted earnings per common share for the nine months ended September 30, 2011, was $2.60 compared with fully diluted earnings per common share of $1.68 for the same period in 2010.
The Company's effective tax rate for the nine months ended September 30, 2011 was 37.6%.

Balance Sheet and Cash Flow
As of September 30, 2011, the Company had cash, cash equivalents and marketable securities of $344.7 million, compared with $299.1 million as of December 31, 2010. The Company generated $148.7 million of cash from operating activities for the nine months ended September 30, 2011, compared with $115.2 million for the same period in 2010.
During the three months ended September 30, 2011, the Company repurchased 1.7 million shares at a weighted average price of $21.82 per share, for a total cost of $36.4 million. As of September 30, 2011, we have effectively concluded the stock repurchase program authorized by our Board of Directors.
Full-Year 2011 Outlook
The Company expects the following financial and operating metrics for the full-year:

•	Total student enrollment is expected to be between 83,000 and 85,000 at December 31, 2011.

•	Revenue is expected to be between $920 million and $926 million.

•	Net income is expected to be between $168.5 million and $170.3 million.

•
Fully diluted earnings per common share is expected to be between $2.95 and $2.98, based on an estimated fully diluted weighted average share count of 57.1 million for the year ending December 31, 2011.

•	Bad debt as a percentage of revenue for 2011 is expected to be 6.1%.

•	Capital expenditures for 2011 are expected to be approximately 4% of revenue.

•	The effective tax rate for 2011 is estimated to be 37.7%.
The above guidance assumes no further share repurchases.
Earnings Conference Call and Webcast
The Company will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results, full-year 2011 outlook and recent developments. The dial-in number for callers in the United States and Canada is (888) 221-3884 and for international callers is (913) 312-1472. The access code for all callers is 4367480. A live webcast will also be available on the Company's website at www.bridgepointeducation.com/investment.
A replay of the call will be available via telephone through November 8, 2011. To access the replay, dial (888) 203-1112 in the United States or Canada and (719) 457-0820 for international callers; then enter the access code 4367480.
About Bridgepoint Education
Bridgepoint Education's postsecondary education services focus on offering associate's, bachelor's, master's and doctoral programs in such disciplines as business, education, psychology, social sciences and health sciences. Bridgepoint Education's regionally accredited academic institutions - Ashford University and University of the Rockies - deliver their programs online as well as at traditional campuses located in Clinton, Iowa, and Colorado Springs, Colorado.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements are based on assumptions and estimates including, without limitation, those regarding: the Company's value proposition to students and ability to maintain and improve the quality of education at the Company's institutions; management of future growth and scalability; expectations that the Company can effectively manage the business within the regulatory environment; expectations regarding enrollments, financial position, results of operations and liquidity; projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results and future economic performance; management's goals and objectives; and other similar matters that are not historical facts. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in the future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.
Forward-looking statements should not be interpreted as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the Company's inability to adequately resolve the findings and recommendations of the final audit report of the U.S. Department of Education's Office of Inspector General; the imposition of fines or other corrective measures against the Company's academic institutions; the Company's failure to comply with the extensive regulatory framework applicable to its industry, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements; adverse regulatory or legislative changes affecting the Company's industry; competition in the postsecondary education market and its potential impact on the Company's market share, recruiting cost and tuition rates; reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions; and other factors discussed in the risk factors included in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on or about the date hereof, and in other reports the Company may file with the Securities and Exchange Commission from time to time.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$242,771	$190,911	$712,084	$520,818
Costs and expenses:
Instructional costs and services	69,611	50,191	187,432	132,884
Marketing and promotional	68,848	54,963	190,002	149,271
General and administrative	34,539	23,331	96,215	66,919
Total costs and expenses	172,998	128,485	473,649	349,074
Operating income	69,773	62,426	238,435	171,744
Other income, net	(608)	(335)	(1,937)	(951)
Income before income taxes	70,381	62,761	240,372	172,695
Income tax expense	26,570	26,623	90,493	71,464
Net income	$43,811	$36,138	$149,879	$101,231
Earnings per common share:
Basic	$0.85	$0.68	$2.85	$1.87
Diluted	$0.78	$0.61	$2.60	$1.68
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	51,822	53,482	52,565	54,151
Diluted	56,375	59,330	57,624	60,167

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except par value)

	As of September 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$161,667	$188,518
Restricted cash	25	25
Marketable securities	87,468	90,611
Accounts receivable, net	87,690	58,415
Deferred income taxes	7,307	7,039
Prepaid expenses and other current assets	14,514	12,650
Total current assets	358,671	357,258
Property and equipment, net	82,379	66,542
Marketable securities	95,564	20,000
Goodwill and intangibles, net	5,961	4,123
Deferred income taxes	14,302	15,845
Other long-term assets	9,197	7,457
Total assets	$566,074	$471,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,933	$5,076
Accrued liabilities	47,048	34,895
Deferred revenue and student deposits	164,869	173,576
Total current liabilities	218,850	213,547
Rent liability	15,348	10,910
Other long-term liabilities	8,630	8,527
Total liabilities	242,828	232,984
Total stockholders' equity	323,246	238,241
Total liabilities and stockholders' equity	$566,074	$471,225

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$149,879	$101,231
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	40,896	26,845
Depreciation and amortization	8,694	5,987
Amortization of premium/discount	2,443	238
Deferred income taxes	1,720	(13)
Stock-based compensation	7,803	5,658
Excess tax benefit of option exercises	(15,750)	(3,900)
Loss on disposal of fixed assets	11	—
Changes in operating assets and liabilities:
Accounts receivable	(70,171)	(59,694)
Prepaid expenses and other current assets	(985)	(1,722)
Other long-term assets	(1,740)	(1,605)
Accounts payable and accrued liabilities	30,055	10,943
Deferred revenue and student deposits	(8,707)	24,304
Other liabilities	4,541	6,944
Net cash provided by operating activities	148,689	115,216
Cash flows from investing activities
Capital expenditures	(24,438)	(18,534)
Purchases of marketable securities	(233,991)	(66,188)
Capitalized curriculum development costs	(2,237)	(584)
Maturities of marketable securities	157,049	45,000
Net cash used in investing activities	(103,617)	(40,306)
Cash flows from financing activities
Proceeds from the exercise of stock options	4,384	646
Excess tax benefit of option exercises	15,750	3,900
Proceeds from the issuance of stock under employee stock purchase plan	642	501
Proceeds from the exercise of warrants	79	1,192
Repurchase of common stock	(92,778)	(42,193)
Payments of capital lease obligations	—	(634)
Net cash used in financing activities	(71,923)	(36,588)
Net (decrease) increase in cash and cash equivalents	(26,851)	38,322
Cash and cash equivalents at beginning of period	188,518	125,562
Cash and cash equivalents at end of period	$161,667	$163,884
Supplemental disclosure of non-cash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$1,412	$1,484